As filed with the Securities and Exchange Commission on December 14, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ROYAL FINANCE, INC.
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             (Exact Name of Registrant as Specified in its Charter)

             Florida                                          65-0827278
 ------------------------------                         -----------------------
(State or other jurisdiction of                              (IRS Employer
incorporation or organization)                           Identification Number)

       1481 South Military Trail, Suite 12, West Palm Beach, Florida 33415
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       (Address of Registrant's principal executive offices and zip code)

       Registrant's telephone number, including area code: (561) 649-3901

                           Employee Stock Option Plan
                          Employment and Fee Agreement
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                            (Full title of the plans)

                                   Lisa Wilde
                       1481 South Military Trail, Suite 12
                         West Palm Beach, Florida 33415
                                 (561) 649-3901
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            (Name, address and telephone number of Agent for service)

                                    Copy to:
                             Richard P. Greene, P.A.
                     2455 East Sunrise Boulevard, Suite 905
                            Fort Lauderdale, FL 33304

                         CALCULATION OF REGISTRATION FEE
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Title of                                 Proposed       Proposed       Amount
Securities                  Amount        Maximum        Maximum         of
to be                        to be    Offering Price    Aggregate   Registration
Registered                Registered     per Share    Offering Price    Fee
--------------------------------------------------------------------------------

Common Stock , $.01 par value:

Richard P. Greene          10,000(1)       $1.00(2)     $10,000        $2.39
Martin P. Bolodian         10,000(1)       $1.00         10,000         2.39
Lisa Wilde                 10,000(1)       $1.00         10,000         2.39
Leon Wilde                 10,000(1)       $1.00         10,000         2.39
Douglas Meyers             10,000(1)       $1.00         10,000         2.39
Lydia O. Salas              4,500(1)       $1.00          4,500         1.08

TOTAL                                                                 $13.03(3)
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(1)  Represents number of shares issuable pursuant to agreement(s) for services rendered or to be rendered.
(2)  The price hereof (rounded to the nearest cent) may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).
(3)  Represents the registration filing fee.

                                     PART I

Item 1.   Plan Information.

Royal Finance, Inc. (the "Registrant"), was organized under the laws of the
State of Florida in April 1998 under the name NetGen2000, Inc., which name was changed to GoNetgen.com, Inc. in 2000. The Registrant entered into a share purchase agreement effective October 28, 2000, with Royal Finance, Inc., a
Florida corporation ("Royal") and Royal's shareholders, pursuant to which the
Registrant acquired all of the Royal shares and Royal became a subsidiary of the
Registrant. The Registrant changed its name from GoNetgen.com, Inc. to Royal
Finance, Inc. in connection with the transaction.

The Registrant has agreements and/or arrangements with certain officers/directors, employees and consultants which provide for the issuance of shares of the Registrant's common stock for services to the Registrant in lieu of cash compensation, and for the granting of options under the Registrant's
2001 Stock Option Plan. In consideration for the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations, if ever, in order to pay cash compensation to its officers/directors, employees and consultants, the
Registrant has prepared this Form S-8 registration statement to provide for the issuance an aggregate of 54,500 shares.

Item 2.   Registrant Information and Employee Plan Annual Information.

Not applicable.

                                     PART II

Item 3.   Incorporation of Documents by Reference.

The Registrant incorporates the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") by reference in this
Registration Statement:

     1.   The Registrant's Annual Report on Form 10-KSB for the fiscal years ended December 31, 2000 and 1999, which was filed with the Commission on August 13, 2001;

     2.   The Registrant's Quarterly Report on Form 10-QSB for the quarters ended September 30, 2001, June 30, 2001, March 31, 2001, September 30,
          2000, June 30, 2000 and March 31, 2000 as filed with the Commission;

     3.   The description of the Registrant's common stock set forth in Item 8,
          Part I of the Registrant's Registration Statement on Form 10-SB/12g/A,
          filed with the Commission on August 10, 1999;

     4.   All other documents filed by Registrant after the date of this
          Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the
          Securities Exchange Act of 1934, prior to the filing of a
          post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.   Description of Securities.

The Registrant's common stock are subject to the reporting requirements of the
Securities Exchange Act of 1934, as amended. The Registrant's authorized capitalization is 10,000,000 shares of common stock, $.01 par value, of which approximately 4,703,358 shares of common stock are issued and outstanding.

Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Officers and Directors.

The Registrant is a Florida corporation. The Florida Business Corporation Act
(the "Florida Act") provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as
Amended, incorporate the indemnification provisions of the Florida Act to the fullest extent provided.

The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits

Exhibit       Description

   4          Employee Stock Option Plan 2001 (1)

   5          Opinion of Richard P. Greene, P.A.

 10.1         Form of Corporate Resolution dated November 14, 2001
 10.2         Employment and Fee Agreement with Richard P. Greene,
              dated December 7, 2001

 23.1         Consent of Richard P. Greene, P.A.
 23.2         Consent of Mark Escoffery, P.A., Public Independent Accountants
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(1)  Incorporated by reference to our Registration Statement on Form S-8 filed on March 7, 2001

Item 9.   Undertakings.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a Post Effective Amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the
Securities Act of 1933, each such Post Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a Post Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 12th day of December, 2001.

                                             ROYAL FINANCE, INC.
                                             (Registrant)

                                         By: /s/ Douglas Meyers
                                             -----------------------------------
                                             Douglas Meyers, Chairman and
                                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                         By: /s/ Martin Bolodian
                                             -----------------------------------
                                             Martin Bolodian, President
                                             (Principal Executive Officer)

                                         By: /s/ Leon Wilde
                                             -----------------------------------
                                             Leon Wilde, Chief Financial Officer
                                             (Principal Financial Officer)

                                  EXHIBIT INDEX

Exhibit   Description

   4      Employee Stock Option Plan 2001 (1)

   5      Opinion of Richard P. Greene, P.A.

 10.1     Form of Corporate Resolution dated November 14, 2001
 10.2     Employment and Fee Agreement with Richard P. Greene,
          dated December 7, 2001

 23.1     Consent of Richard P. Greene, P.A.
 23.2     Consent of Mark Escoffery, P.A., Public Independent Accountants
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(1)  Incorporated by reference to our Registration Statement on Form S-8 filed on March 7, 2001